EMPLOYMENT AGREEMENT

    THIS AGREEMENT is made as of the 23rd day of February 2004, between HARLEYSVILLE MANAGEMENT SERVICES, LLC (HMS), a corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438; and MICHAEL B. HIGH (“Executive”), an individual residing at 360 Colonial Avenue, Collegeville, Pennsylvania 19426.

WITNESSETH:

    WHEREAS, HMS is a subsidiary of HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY (the “Bank”), a national bank having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

    WHEREAS, Bank is a subsidiary of HARLEYSVILLE NATIONAL CORPORATION (“HNC”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

    WHEREAS, HMS desires to employ Executive to serve in the capacity of Executive Vice President and Chief Financial Officer of the Bank and HNC under the terms and conditions set forth herein;

    WHEREAS, Executive desires to accept employment with HMS under the terms and conditions set forth herein.

AGREEMENT:

    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.   Employment. HMS hereby employs Executive and Executive hereby accepts employment with HMS, on the terms and conditions set forth in this Agreement.

2.   Duties of Employee.   Executive shall perform and discharge well and faithfully such duties as an executive officer of the Bank as may be assigned to Executive from time to time by the Boards of Directors of HNC and Bank. Executive shall be Executive Vice President and Chief Financial Officer of the Bank and HNC, and shall hold such other titles as may be given to him from time to time by the Boards of Directors of HNC and the Bank. Executive shall devote his full time, attention and energies to the business of HNC and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, with the prior approval of the Board of Directors of HNC and Bank. The Executive shall not engage in any business or commercial activities, duties or pursuits that compete with the business or commercial

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activities of HNC, or any of its subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company that competes with HNC or any of its subsidiaries or affiliates.

3.   Term of Agreement.

    (a)   This Agreement shall be for a two (2) year period (the “Employment Period”) beginning on the date first mentioned above and ending two (2) years later. The Employment Period shall be automatically extended on the second anniversary date of commencement of the Employment Term (the “Renewal Date”) and on the same date of each subsequent year for a period ending one (1) year from each Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

    (b)  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of HNC to Executive. As used in this Agreement, “Cause” shall mean any of the following:

        (i)   Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

         (ii)   Executive’s willful failure to follow the good faith lawful instructions of the Board of Directors of HNC with respect to its operations; or

        (iii)   Executive’s willful failure to perform Executive’s duties to HNC (other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3), which failure results in injury to HNC, monetarily or otherwise.

        (iv)   Executive’s intentional violation of the provisions of this Agreement;

        (v)   dishonesty or gross negligence of the Executive in the performance of his duties;

        (vi)   conduct on the part of the Executive that brings public discredit to HNC;

        (vii)   Executive’s breach of fiduciary duty involving personal profit;

        (viii)  Executive’s violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

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        (ix)  Executive’s unlawful discrimination, including harassment, against HNC’s employees, customers, business associates, contractors or visitors;

        (x)  Executive’s theft or abuse of HNC’s property or the property of HNC’s customers, employees, contractors, vendors or business associates;

        (xi)  any final removal or prohibition order to which the Executive is subject, by a federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act;

        (xii)  any act of fraud or misappropriation by Executive; or

        (xiii)  intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied not materially misleading, in any application or other information provided by the Executive to HNC or any representative of HNC in connection with the Executive’s employment with HNC.

    If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

    (c)   Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason. The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as Executive Vice President and Chief Financial Officer of Bank and HNC, (ii) a reduction in salary or benefits, except such reductions that are the result of a national financial depression or national or bank emergency when such reduction has been implemented by the Board of Directors for HNC and Bank’s senior management, or (iii) a reassignment which requires Executive to move his principal office more than fifty (50) miles from HNC’s principal executive office immediately prior to this Agreement. If such termination occurs for Good Reason and upon execution of a mutual release, then HMS shall pay Executive an amount equal to and no greater than 1.0 times the Executive’s Agreed Compensation as defined in subsection (g) of this Section 3, which amount shall be payable in twelve (12) equal monthly installments. In addition, Executive shall be entitled to a continuation of HMS’s employee benefits for twelve (12) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. If Executive is no longer eligible to participate in an employee benefit plan because he is no longer an employee, HMS will pay Executive the amount of money that it would have cost HMS to provide the benefits to Executive. However, in the event the

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payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of HMS’s independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then HNC shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

    (d)   Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be absolutely entitled to receive an amount equal to and no greater than seventy (70%) of the Executive’s Agreed Compensation as defined in subsection (g) of this Section 3, less amounts payable under any disability plan of HMS, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or (iii) his death. In addition, Executive shall be entitled to a continuation of HMS’s employee benefits for such period. If Executive is no longer eligible to participate in an employee benefit plan because he no longer is an employee, HMS will pay the Executive the amount of money that it would have cost HMS to provide the benefits to Executive. For purposes of this Agreement, Disability shall mean Executive’s incapacitation by accident, sickness or otherwise which renders Executive mentally or physically incapable of performing all of the essential functions of his job, taking into account any reasonable accommodation required by law, without posing a direct threat to himself or others, for a period of six (6) months.

    (e)   Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination.

    (f)   Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment absent Good Reason, except for the provisions of Section 7.

    (g)   The term “Agreed Compensation” shall equal the Executive’s highest Annual Base Salary under the Agreement.

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    (h)   Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of HNC, or any affiliate or subsidiary thereof, if he is then serving as a director of any such entities.

4.   Employment Period Compensation.

    (a)   Annual Base Salary. For services performed by Executive under this Agreement, HMS shall pay Executive an Annual Base Salary in the aggregate during the Employment Period at the rate of $185,000 per year, payable at the same times as salaries are payable to other executives of HNC. HMS may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of HNC or any committee of such Board in the resolutions authorizing such increases.

    (b)   Bonus. At the end of the first year of this Agreement, HMS shall pay Executive a bonus equal to the amount paid to similarly situated executives; however, said bonus shall not be less than $25,000. Thereafter, for services performed by Executive under this Agreement, HMS may, from time to time, pay a bonus or bonuses to Executive as HMS or HNC, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of HNC to Executive provided for in this Agreement.

    (c)   Vacations. During the term of this Agreement, Executive shall be entitled to four (4) weeks paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of HNC. However, Executive shall not be entitled to receive any additional compensation from HMS for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of HNC.

    (d)   Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at HMS at the level of comparable HMS executives, until such time that the Board of Directors of HNC authorizes a change in such benefits. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

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    (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive a six hundred dollars ($600) per month car allowance and prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of HNC for its executive officers.

    (f)  Stock Options. Upon execution of this Agreement, Executive shall be entitled to receive a grant of ten thousand (10,000) options pursuant to the HNC stock option plans that may be in effect under the terms and conditions of those plans. These options shall vest at a rate of 20% per year so that they would be 100% vested at the end of 5 years from the date of the grant. On the second anniversary of the execution of this Agreement, Executive shall be entitled to receive a grant of five thousand (5,000) options pursuant to the HNC stock option plans that may be in effect under the terms and conditions of those plans. These options shall vest at a rate of 20% per year so that they would be 100% vested at the end of 5 years from the date of the grant.

5.   Termination of Employment Following Change in Control.

    (a)   If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

           (i)   any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

           (ii)   any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;

           (iii)   the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

           (iv)   any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive’s office on the date of the Change in Control;

           (v)   any reduction in Executive’s Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

           (vi)   any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of HMS’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control,

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or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control; or

           (vii)   any requirement that Executive travel in performance of his duties on behalf of HNC or any of its subsidiaries or affiliates for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred.

        then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the occurrence of any of the foregoing events, Executive may resign from employment with HMS (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to HMS and the provisions of Section 6 of this Agreement shall apply.

    (b)   As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

           (i)   (A) a merger, consolidation or division involving HNC only (not the Bank), (B) a sale, exchange, transfer or other disposition of substantially all of the assets of HNC only (not the Bank), or (c) a purchase by HNC only (not the Bank) of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of HNC only (not the Bank) who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of HNC only (not the Bank); or

           (ii)   any other change in control of HNC only (not the Bank) similar in effect to any of the foregoing.

6.  Rights in Event of Termination of Employment Following Change in Control.

    (a)   In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to HMS only (not the Bank), Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

    If, at the time of termination of Executive’s employment, a “Change in Control” (as defined in Section 5(b) of this Agreement) has also occurred,

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HMS shall pay Executive an amount equal to and no greater than 2.0 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 3, which amount shall be payable in twenty-four (24) equal monthly installments. In addition, Executive shall be entitled to a continuation of HMS’s employee benefits for twenty-four (24) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. If Executive is no longer eligible to participate in an employee benefit plan because he no longer is an employee, HMS will pay Executive the amount of money that it would have cost HMS to provide the benefits to Executive. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of HMS’s independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then HMS shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

    (b)   Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

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7.  Rights in Event of Termination of Employment Absent Change in Control.

    (a)   In the event that Executive’s employment is involuntarily terminated by HMS without Cause and no Change in Control shall have occurred at the date of such termination, upon execution of a mutual release, HMS shall pay Executive an amount equal to and no greater than 1.0 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 3, and shall be payable in twelve (12) equal monthly installments. In addition, Executive shall be entitled to a continuation of HMS’s employee benefits for twelve (12) months or until Executive secures substantially similar benefits through other employment, whichever shall first occur. If Executive is no longer eligible to participate in an employee benefit plan because he is no longer an employee, HMS will pay Executive the amount of money that it would have cost HMS to provide the benefits to Executive. However, in the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such imposition. Upon written notice to Executive, together with calculations of HMS’s independent auditors, Executive shall remit to HMS the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then HMS shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

    (b)   Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

    (c)   The amounts payable pursuant to this Section 7 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by HMS in the absence of a Change in Control.

8.   Covenant Not to Compete

    (a)   Executive hereby acknowledges and recognizes the highly competitive nature of the business of HNC and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

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           (i)   be engaged, directly or indirectly, either for his own account or as agent consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank and financial holding company) or financial services industry, or (2) any other activity in which HNC or any of its subsidiaries are engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Executive’s employment, a branch, office or other facility of HNC or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

           (ii)   provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank and financial holding company) or financial services industry, or (2) any other activity in which HNC or any of its subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

           (iii)   directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of HNC or any of its subsidiaries or affiliates, during the term of Executive’s employment or on the date of termination of Executive’s employment to become a customer or referral source of any person or entity other then HNC or one of its subsidiaries or affiliates; or

         (iv)  directly or indirectly solicit, induce or encourage any employee of HNC or any of its subsidiaries or affiliates, who is employed during the term of Executive’s employment or on the date of termination of Executives employment, to leave the employ of HNC or any of its subsidiaries or affiliates, or to seek, obtain or accept employment with any person or entity other than HNC or any of their subsidiaries or affiliates.

    (b)   It is expressly understood and agreed that, although Executive and HNC consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for HNC and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

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    (c)   The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

        (i)  if Executive’s employment terminates in accordance with the provisions of Section 3 (other than Section 3(a) relating to non-renewal or 3(b) relating to termination for Cause), the first anniversary date of the effective date of termination of employment; or

         (ii)   if Executive’s employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause) or the Executive voluntarily terminates his employment other than in accordance with the provisions of Section 5 hereof, the first anniversary date of the effective date of termination of employment; or

        (iii)   if the Executive voluntarily terminates his employment in accordance with the provisions of Section 5 hereof, the first anniversary date of the effective date of termination of employment; or

        (iv)   if the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 7 hereof, the first anniversary date of the effective date of termination of employment.

9.   Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of HNC or a person authorized thereby, knowingly disclose to any person, other than an employee of the HNC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of HNC, any material confidential information obtained by him while in the employ of HMS with respect to any of HNC’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to HNC; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by HNC or any information that must be disclosed as required by law.

10.   Work Made for Hire.  Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as that phrase is defined by the U.S. patent laws and its subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to HNC and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product,

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including, but not limited to, all copyrights, patents, trademarks, and property rights.

11.   Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to HNC and its subsidiaries and affiliates, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

12.   Liability Insurance.  HNC shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of HNC against lawsuits, arbitrations or other legal or regulatory proceedings; however nothing herein shall be construed to require HNC to obtain such insurance, if the Board of Directors of HNC determine that such coverage cannot be obtained at a reasonable price.

13.   Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of HNC, in the case of notices to HNC.

14.   Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of HNC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.   Assignment. This Agreement shall not be assignable by any party, except by HNC to any successor in interest to their respective businesses.

16.   Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

17.   Successors;  Binding Agreement.

    (a)   HNC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of HNC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that HNC would be required to perform it if no such succession had taken place. Failure by HNC to obtain such assumption and agreement prior to the effectiveness of any such

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succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, “HNC” shall mean Harleysville National Corporation, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

    (b)   This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

18.   Arbitration.  HNC and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10 or 11, which may be litigated in court through an action for an injunction or other relief) are to be submitted for resolution, in Montgomery County, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). HNC or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. HNC and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, HNC and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10 or 11, which may be litigated through an action for injunction or other relief.

19.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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20.   Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

21.   Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                     HARLEYSVILLE MANAGEMENT SERVICES, LLC

/s/ JoAnn Bynon                  By: /s/ Walter E. Daller Jr.
                             Chairman of the Board

WITNESS:                    EXECUTIVE

/s/ JoAnn Bynon                  By: /s/ Michael B. High
                          Michael B. High